For period ending November 30, 2010
File Number 811-6475
Exhibit 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

       The registrant is not aware of any outstanding report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 by any board member or officer.

Strategic Global Income Fund